EXHIBIT 10.22

PROMISSORY NOTE

Maker: Empire Petroleum Corporation	Date of Note:
6506 S. Lewis Ave., Suite 112	December 31, 2013
Tulsa, OK 74136-1020
Maturity Date:
March 31, 2014

Amount of Note:
$91,580 + 4% interest at
Maturity Date

This note, drawn in favor of the Albert E. Whitehead Living Trust, in the amount of $91,580 by combing the current amount due to Mr. Whitehead of $81,580 and the promissory note dated July 29, 2013, in the amount of $10,000, in which the maturity date has expired, plus 4% interest and is due and payable March 31, 2014.

The proceeds of these loans have been used for payment of the Gabbs Valley Lease Rentals and general office expenses.

The maker reserves the right to prepay amount at any time without premium or penalty.

EMPIRE PETROLEUM CORPORATION

/S/ Albert E. Whitehead
ALBERT E. WHITEHEAD Chief Executive Officer